                                                                   EXHIBIT 12(b)

                           REPUBLIC GROUP INCORPORATED
                              COMPUTATION OF RATIOS


                                                             Year Ended June 30,
                                           --------------------------------------------------------
      (dollars in thousands)                     1994       1995        1996       1997       1998
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
Ratio of earnings to fixed charges:
     Fixed Charges:
     Interest expense                          $   22    $     7     $ 1,937    $ 1,476    $     5
                                           --------------------------------------------------------
         Total fixed charges                       22    $     7     $ 1,937    $ 1,476    $     5
                                           --------------------------------------------------------

     Income before income taxes                12,436     19,158      23,974     31,141     28,182
     Fixed charges                                 22          7       1,937      1,476          5
                                           --------------------------------------------------------
         Earnings, as defined (1)              12,458     19,165      25,911     32,617     28,187
                                           --------------------------------------------------------

Ratio of earnings to fixed charges (1)            N/A        N/A        13:1       22:1        N/A
                                           ========================================================

Pro forma ratios: (2)
     Pro forma fixed charges:
     Pro forma interest expense                                                              9,505
                                                                                        -----------
         Total pro forma fixed charges                                                       9,505
                                                                                        -----------

     Pro forma income before income taxes                                                   18,682
     Pro forma fixed charges                                                                 9,505
                                                                                        -----------
         Pro forma earnings, as defined (1) (2)                                             28,187
                                                                                        -----------

Pro forma ratio of earnings to fixed charges (2)                                             3.0:1
                                                                                        ===========

Pro forma ratio of EBITDA to interest expense: (2) (3)
     Pro forma income before income taxes                                                   18,682
     Pro forma interest expense                                                              9,505
     Depreciation and amortization                                                           7,738
                                                                                        -----------
         EBITDA                                                                             35,925
                                                                                        -----------

     Pro forma interest expense                                                              9,505
                                                                                        -----------

Pro forma ratio of EBITDA to interest expense (2)                                            3.8:1
                                                                                        ===========
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Notes
(1)  Earnings, for the purpose of calculating the ratio of earnings to fixed charges, is defined as earnings before income taxes and fixed charges. The ratio of earnings to fixed charges is not meaningful for the years ended
     June 30, 1994, 1995 and 1998, due to the insignificance of interest expense in such periods.
(2)  The pro forma ratios presented above have been adjusted to give effect to the issuance and sale of the Notes at a rate of 9 1/2% and the related interest expense (including capitalized interest) as if the Notes were issued and sold at the beginning of the period. The Company expects to borrow a significant amount of the $85 million available to it under the
     New Credit Facility in order to fund the construction of the Lawton Mill, which would significantly increase the Company's interest expense. However, neither ratio has been adjusted to give effect to any interest expense related to such borrowings or to any increase in earnings that the Company may realize as a result of the upgrade to the Duke Plant or from the operation of the Lawton Mill.
(3)  EBITDA is defined as earnings before income taxes, interest expense, depreciation and amortization.